SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 2, 2014

  iROBOT CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or other jurisdiction of incorporation or organization)
000-51598		77-0259 335
(Commission File Number)		(I.R.S. Employer Identification No.)

8 Crosby Drive, Bedford, MA		01730
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (781) 430-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

    On April 2, 2014, Jacques Gansler informed the Board of Directors (the “Board of Directors”) of iRobot Corporation (the “Company”) that he will not stand for re-election to the Board of Directors when his term expires at the Company’s upcoming 2014 annual meeting of stockholders. Dr. Gansler’s decision not to stand for re-election did not result from any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 5.03    Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 2, 2014, the Board of Directors approved Amendment No. 1 to the Company’s Amended and Restated By-laws (the “By-laws Amendment”). The By-laws Amendment changes the voting standard for uncontested director elections from a plurality voting standard to a majority voting standard. Accordingly, pursuant to the By-laws Amendment, in future uncontested director elections, a director nominee will be elected only if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. The By-laws Amendment retains a plurality voting standard in contested elections, which includes an election for which, as of the record date of any meeting of stockholders, there are more nominees for election than positions on the Board of Directors to be filled by that election. The summary of the By-laws Amendment above is qualified in its entirety by the By-laws Amendment filed herewith as Exhibit 3.1 hereto and incorporated herein by reference.

Item 8.01    Other Events.

On April 2, 2014, the Company issued a press release announcing that the Board of Directors has authorized the repurchase of up to $50 million of its common stock beginning on May 1, 2014 and ending on April 30, 2015. A copy of such press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference in its entirety.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits:

3.1         Amendment No. 1 to the Amended and Restated By-laws of the registrant.
99.1        Press Release issued by the registrant on April 2, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iRobot Corporation

April 2, 2014	By: /s/ Glen D. Weinstein
Name: Glen D. Weinstein
Title: Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit Number    Description

3.1	Amendment No. 1 to the Amended and Restated By-laws of the registrant.

99.1	Press Release issued by the registrant on April 2, 2014.